Exhibit 99.1
DENBURY EXERCISES CAPITAL RESTRAINT IN 2015 PLANNING AMID DECLINING OIL PRICES
AND ANNOUNCES MANAGEMENT CHANGES

PLANO, TX – November 14, 2014 – Denbury Resources Inc. (NYSE: DNR) ("Denbury" or the "Company") today announced that senior management will discuss key elements of the Company’s plans for 2015 at its annual analyst day on Tuesday, November 18. Among others, topics will include the following:

•	Reducing capital spending by 50% in 2015 to $550 million

•	Targeting relatively flat production for 2015

•	Increasing annual dividend rate by 60% to $0.40 per share in 2015

Denbury also announced that Craig McPherson, Senior Vice President and Chief Operating Officer, and Charlie Gibson, Senior Vice President – Production Operations, have resigned from their positions as officers of the Company. McPherson’s and Gibson’s roles will be temporarily assumed by Phil Rykhoek, Denbury’s President and Chief Executive Officer, as the Company conducts a search for their replacements.

Management Comment

Mr. Rykhoek said, “Given the recent decline and uncertainty around future oil prices, we have decided to reduce our 2015 capital spending to a level that we believe can maintain production and build liquidity to further enhance our solid financial position, thereby making more funds available to take advantage of future opportunities. In support of our growth and income strategy, we are increasing our annual dividend rate to $0.40 per share in 2015, a 60% increase over 2014 levels, but below our prior estimated range as we account for the lower oil price environment. Our prior estimates assumed average WTI NYMEX oil prices of $90 per barrel (“Bbl”) in 2015, which is significantly higher than the current average price of calendar 2015 WTI NYMEX futures contracts of approximately $75 per Bbl.

“Increasing shareholder value and executing on our value-driven growth and income strategy remain our organization’s absolute focus. We are fortunate that the relatively low capital intensity of our unique asset base provides us the flexibility to adjust our spending in the current oil price environment without diminishing our resource potential. We plan to take advantage of current circumstances and use this period of reduced capital activity to focus heavily on innovation and improving our operational efficiencies. We are not satisfied with our past operational results, particularly with respect to meeting our production targets, and we are committed to – and expect to – improve these results in the future. We look forward to sharing more details about our initiatives and 2015 outlook in our analyst day presentation.

“On behalf of our senior management team and our Board of Directors, I would like to thank Craig and Charlie for the significant roles they have played in Denbury’s development and wish them both the best in their future endeavors. Our management team and Board are committed to continually strengthening our organization to ensure we unlock the tremendous value that exists in our asset base while consistently meeting or exceeding our operational goals. We strongly believe in our highly-attractive and unique asset base, as well as our ability to improve returns through operational efficiencies and innovation.”

Analyst Day Presentation

Denbury will host its annual analyst day on Tuesday, November 18, 2014. In the analyst day presentation, senior management will provide more detail on estimated 2015 production and capital expenditures, certain alterations to the timing of particular future development projects, innovation initiatives and other operational updates. Management’s presentation at the annual analyst day is scheduled to begin at 8:00 A.M. (Central). A live audio webcast of management’s presentation will be available on the Company’s website. The slides for the analyst day presentation will be published to the Company’s website on Monday, November 17, 2014. The audio webcast and slide presentation will be archived on the Company’s website for at least 30 days. In light of the senior management changes announced today and a desire to focus on internal initiatives, management has cancelled the analyst day recap meeting that had been scheduled to be held in New York on November 19, 2014 and the non-deal roadshow scheduled for November 19-to-21, 2014. Senior management plans to reschedule these roadshow meetings over the next several months.

Denbury is a domestic, dividend-paying oil and gas company focused on balancing growth and income to generate superior long-term returns to our investors. The Company’s primary focus is on enhanced oil recovery utilizing carbon dioxide, and its operations are focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to tertiary recovery operations.

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This news release, other than historical financial information, contains forward-looking statements, including estimated 2015 production, capital expenditures, rate of dividend payments, and future oil prices used for planning and modeling purposes, that involve risks and uncertainties including risks and uncertainties detailed in Denbury's filings with the Securities and Exchange Commission, including Denbury's most recent report on Form 10-K. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, commodity pricing, financial and operating assumptions that management believes are reasonable based on currently available information; however, management's assumptions and Denbury's future performance are both subject to a wide range of business risks, and there is no assurance that Denbury’s goals and performance objectives can or will be realized. Actual results may vary materially. Future dividends will be subject to declaration by the Company's Board of Directors at their discretion, subject to requirements of applicable law. In addition, any forward-looking statements represent Denbury’s estimates only as of today and should not be relied upon as representing its estimates as of any future date. Denbury assumes no obligation to update its forward-looking statements.

DENBURY CONTACTS:
Jack Collins, Executive Director, Finance and Investor Relations, 972.673.2028
Ross Campbell, Manager of Investor Relations, 972.673.2825